Exhibit 99.1
NEWS RELEASE
December 27, 2010
Rambus Announces Completion of the Accelerated Share Repurchase
Sunnyvale, Calif., December 27, 2010 (BUSINESS WIRE) — Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies, today announced that it has completed an accelerated share repurchase pursuant to a Share Repurchase Agreement to repurchase $90 million of its common stock. Rambus Inc. repurchased 4.8 million shares at an average price of $18.88. The accelerated share repurchase was announced on August 19, 2010 and is part of the Company’s ongoing share repurchase program.
“Share repurchases are a component of our ongoing commitment and focus on shareholders. The execution of this contract resulted in the repurchase of approximately 4% of the total shares outstanding at favorable prices.” said Satish Rishi, senior vice president and chief financial officer at Rambus.
The Share Repurchase Agreement is part of the share repurchase program previously authorized by the Board of Directors of the Company. Through the calendar year 2010, Rambus has repurchased 9.5 million shares at an average price of $20.48. As of December 21, 2010, after giving effect to the transaction under the Share Repurchase Agreement, there remained an outstanding authorization under the share repurchase program to repurchase approximately 5.2 million shares of the outstanding common stock.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies. Founded in 1990, the Company specializes in the invention and design of architectures focused on enhancing the end-user experience of electronic systems. Rambus’ patented innovations and breakthrough technologies help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions. Headquartered in Sunnyvale, California, Rambus has regional offices in North Carolina, Ohio, India, Germany, Japan, and Taiwan. Additional information is available at www.rambus.com.
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SOURCE: Rambus Inc.
Rambus Inc.
Linda Ashmore, 650-947-5411
lashmore@rambus.com